Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Third Amendment”) is entered into as of July 27, 2025 (the “Third Amendment Effective Date”) by and between Shayna Dray, an individual and resident of the State of Rhode Island, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, on or around April 14, 2021, the Company and the Employee entered into an Employment Agreement (the “Employment Agreement”), with specific terms as disclosed therein.

WHEREAS, on or about November 8, 2023, the Company and the Employee entered into the First Amendment to Employment Agreement (“First Amendment”), with specific terms as disclosed therein.

WHEREAS, on or about May 7, 2024, the Company and the Employee entered into the Second Amendment to Employment Agreement (“Second Amendment”), with specific terms as disclosed therein.

WHEREAS, on or about March 31, 2025, as part of the annual merit review process, the Company increased the Employee’s base salary from $300,000 to $375,000 per year, and the Employee’s annual bonus target from 40% to 45%.

WHEREAS, the Parties desire to further amend the Employment Agreement and Amendments thereto to better correlate with Employee’s increased professional responsibilities as Chief Operating Officer, whereby the Company: (i) increases Employee’s base salary; (ii) award to Employee an additional 100,000 restricted stock units of the Company’s common stock, as described below.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Third Amendment, all other provisions of the Employment Agreement, First Amendment, and Second Amendment remain in effect today and moving further, unless and until amended in the future.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement and First Amendment shall be further amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a.	Base Salary: Employee’s Base Salary is increased to $400,000.

b.	Additional Equity Compensation of 100,000 Restricted Stock Units:

Pursuant to the Company’s 2020 Equity and Incentive Plan (the “Plan”) and any amendments thereto, Employee shall receive, upon the Third Amendment Effective Date, an additional award of 100,000 restricted stock units (“RSUs”) of the Company’s common stock—under and subject to all of the provisions of a related award agreement (the “Restricted Stock Unit Award Agreement”), which is attached hereto as Exhibit A—vesting as follows:

●	10,000 RSUs vest on January 1, 2026;

●	20,000 RSUs vest on January 1, 2027; and

●	20,000 RSUs vest on January 1, 2028.

●	25,000 RSUs vest on the Company’s healthcare business achieving $25 million dollars in annualized EBITDA (on a trailing 12 months basis), on or before December 31, 2027.

●	25,000 RSUs vest on the Company’s healthcare business achieving $35 million dollars in annualized EBITDA (on a trailing 12 months basis), on or before December 31, 2027.

In the event that a change in control of the Company—as defined in the following paragraph—was scheduled to occur on a date before the Future Restricted Shares were capable of being granted to Employee, then the change in control of the Company will be contingent upon the inclusion and concurrent award of the Future Restricted Shares to Employee as part of the closing of that change in control event.

Except as otherwise set forth herein or in the associated Restricted Stock Agreement, vesting of the Restricted Shares will cease upon the termination of Employee’s employment with the Company subject to the terms of the Employment Agreement and any amendments thereto. All Restricted Shares vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any performance milestone has been met at the time of the Change in Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Shares shall be made on the Company’s customary form of restricted stock award for employees. All applicable awards under this Third Amendment shall be subject to forfeiture or other penalties under any clawback or recoupment policy of the Company in effect from time to time, including but not limited to the LifeMD, Inc. Incentive Compensation Recovery Policy (effective October 12, 2023).

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c.	Indemnification. The Company agrees to indemnify the Employee for her activities as an Officer of the Company, as set forth in the Director and Officer Indemnification Agreement attached hereto as Exhibit B. In addition, the Company shall reasonably increase the coverage limit of its directors’ and officers’ liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

2. Governing Law; Jurisdiction. This Third Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Third Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Third Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

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IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Third Amendment to the Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Third Amendment to the Employment Agreement.

EXECUTED as of the Third Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Justin Schreiber
By:	Justin Schreiber, Chairman & CEO

EMPLOYEE

/s/ Shayna Dray
By:	Shayna Dray, Chief Operating Officer

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